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                                                                    EXHIBIT 99.1

                                     ONEIDA

                                  NEWS RELEASE

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
INVESTOR RELATIONS CONTACTS:                            PRESS CONTACTS:
Gregg Denny, Chief Financial Officer      David Gymburch, Corporate Public Relations
Oneida Ltd.  (315) 361-3138                         Oneida Ltd. (315) 361-3271
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FOR IMMEDIATE RELEASE
---------------------

                        ONEIDA REPORTS FINANCIAL RESULTS
              FOR SECOND QUARTER AND SIX MONTHS ENDED JULY 26, 2003
          -- OUTLINES PLAN TO REDUCE COSTS AND RESTORE PROFITABILITY --

ONEIDA, NY- August 27, 2003 - Oneida Ltd. (NYSE:OCQ) today announced financial results for the second quarter and six months ended July 26, 2003. Sales for the second quarter were $106 million, compared to $114 million in the second quarter of the previous fiscal year that ended January 2003. Oneida reported a second quarter net loss of $3.7 million, equal to a loss of $0.23 per share, compared to year-ago second quarter net income of $2.9 million, equal to earnings of $0.17 per share.

For the first six months of the fiscal year that ends in January 2004, the company's sales totaled $212 million compared to sales of $231 million for the same period a year ago. Oneida reported a net loss of $7.1 million, equal to a loss of $0.43 per share, in the first six months of its current fiscal year, compared to net income of $4.6 million, or earnings of $0.27 per share, for the year-ago first half.

Also today, Oneida announced that it has secured from the required lenders a waiver of the financial covenants under its credit agreement through the end of the second quarter.

ACTIONS TO HELP RESTORE PROFITABILITY, ACHIEVE COST SAVINGS

Oneida is taking steps within its manufacturing operations that are expected to help return the company to profitability and achieve significant cost savings. The anticipated savings include $18 million on an annual basis once a lean manufacturing system is fully implemented at the Sherrill, N.Y. flatware factory, with a scheduled completion in the first quarter of calendar 2004. Actions being contemplated for Oneida's other manufacturing facilities potentially could save an additional $12 million annually. The company today announced the following measures:

o Approximately 100 positions were eliminated at the Sherrill factory, effective immediately. The affected employment involved overhead supporting positions that are no longer needed under the lean manufacturing conversion, and also included direct labor positions that are being reduced due to continued low order levels.

o The Oneida Ltd. Board of Directors approved the further consideration and evaluation of possibly closing the following international manufacturing facilities: dinnerware factory in Juarez, Mexico; flatware factory in Toluca, Mexico; holloware factory in Shanghai, China; and holloware factory in Vercelli, Italy. A decision on whether to close them will be made after all information is analyzed. This review will be completed during the third quarter of the current fiscal year.

                                    - more -




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o In conjunction with the above actions, the Oneida Ltd. Board of Directors also approved the further consideration and, as required, negotiation of a proposal to close the company's Buffalo China dinnerware factory and warehouse facility in Buffalo, N.Y. No final decisions regarding any changes at the Buffalo, N.Y. site have been made at this time.

If all of the above mentioned facilities are closed, the company could continue to market the affected products, using independent suppliers. In such a situation, a total charge of approximately $46 million in association with the closings would likely be incurred.

"Our results continue to be affected by a slow general economy. The decline in consumer confidence has lowered retail sales not only of our products, but also in the overall consumer tabletop industry. In addition, decreases in personal and business travel and in restaurant dining have limited our results throughout all of our foodservice channels," said Peter J. Kallet, Oneida Chairman and Chief Executive Officer. "As we have previously noted, in response to these challenging conditions we are aggressively reducing expenses and streamlining our operations worldwide in order to return the company to profitability as quickly as possible."

IMPACT OF MANUFACTURING VARIANCES

"The difficulties we face have been magnified by the negative manufacturing variances that have increased throughout our factory sites as a result of lower volumes of product orders; the negative variances must be reduced in order for Oneida to return to profitability," Mr. Kallet explained. "At our main flatware factory in Sherrill, N.Y., our goal is to significantly decrease those variances by the first quarter of calendar 2004 as we complete the conversion to a lean manufacturing system which will reduce inventory and overhead costs. Beyond that date, we must continue reducing the variances to enable the Sherrill facility to remain viable.

"Our factory sites in Italy and Mexico are fighting extreme pressures to operate cost-effectively in today's environment. We are exploring all avenues to reduce their manufacturing variances," he added. "If the variances cannot be sufficiently reduced, we must consider closing those facilities upon the conclusion of our review process.

 "We are faced with similar issues at Buffalo China and are in the process of reviewing our options at that facility," Mr. Kallet further noted.

"We understand the impact and the hardships that the Sherrill factory workforce reductions will cause for the affected employees, as well as the potential effect on our other factory employees pending the results of our current reviews," Mr. Kallet added. "But we must consider all necessary steps to improve our overall efficiencies and our competitiveness during an extremely challenging period."

COMMITTED TO STRATEGIC LONG-TERM GOALS

"These moves will not change our long-term goals to increase market share in all of our divisions and to be the world's most complete tabletop supplier," Mr. Kallet concluded. "Public awareness of the Oneida brand continues to be a major competitive strength, and we remain committed to providing our customers with the finest quality of new and ongoing products across our entire offering. Most importantly, until the economy shows a sustained turnaround we will take measures throughout our operations that will help restore our profitability and will help improve our shareholder value."

                                    - more -




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CONFERENCE CALL ON AUGUST 28

Oneida's management will host a conference call with analysts and investors on Thursday, August 28, 2003 at 9 a.m. EST to discuss the second quarter results and operating performance. The conference call will be broadcast live over the Internet at www.oneida.com.To access the webcast, participants should visit the Investor Relations section of the website at least 15 minutes prior to the start of the conference call to download and install any necessary audio software. A replay of the webcast can be accessed one hour after the conference call, and will be available for 30 days.

Oneida Ltd. is a leading manufacturer and marketer of flatware and dinnerware for both the consumer and foodservice industries worldwide. Oneida also is a leading marketer of a variety of crystal, glassware and metal serveware for those industries.

Forward Looking Information.

With the exception of historical data, the information contained in this Press Release, as well as those other documents incorporated by reference herein, may constitute forward-looking statements, within the meaning of the Federal securities laws, including but not limited to the Private Securities Litigation Reform Act of 1995. As such, the Company cautions readers that changes in certain factors could affect the Company's future results and could cause the Company's future consolidated results to differ materially from those expressed or implied herein. Such factors include, but are not limited to: changes in national or international political conditions; civil unrest, war or terrorist attacks; general economic conditions in the Company's own markets and related markets; difficulties or delays in the development, production and marketing of new products; the impact of competitive products and pricing; certain assumptions related to consumer purchasing patterns; significant increases in interest rates or the level of the Company's indebtedness; inability of the Company to maintain sufficient levels of liquidity; failure of the Company to obtain needed waivers and/or amendments relative to its financing agreements; foreign currency fluctuations; major slowdowns in the retail, travel or entertainment industries; the loss of several of the Company's key executives, major customers or suppliers; underutilization of or negative variances at some or all of the Company's plants and factories; the Company's failure to achieve the savings and profit goals of any planned restructuring or reorganization programs; international health epidemics such as the SARS outbreak; the impact of changes in accounting standards; potential legal proceedings; changes in pension and medical benefit costs; and the amount and rate of growth of the Company's selling, general and administrative expenses.

                              - Tables to follow -




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                                   ONEIDA LTD.
                     CONDENSED CONSOLIDATED INCOME STATEMENT
                     (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

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
                                                    FOR THE                                      FOR THE
                                               THREE MONTHS ENDED                            SIX MONTHS ENDED
                                       July 26, 2003         July 27, 2002         July 26, 2003         July 27, 2002
                                       -------------         -------------         -------------         -------------
Revenues:
   Net Sales (NOTE 1)                      $106.0                $113.8                $212.1                $230.7
   Operating Revenues                         0.3                   0.3                   0.7                   0.7
                                           ------                ------                ------                ------
Total Revenues                              106.3                 114.1                 212.8                 231.4

Costs and Expenses:
   Cost of Sales (NOTE 1)                    77.0                  77.1                 154.3                 156.9
   Selling, Distribution & Administrative    31.1                  31.2                  62.1                  62.4
                                           ------                ------                ------                ------
Total Costs and Expenses                    108.1                 108.3                 216.4                 219.3

Operating Income (Loss)                      (1.8)                  5.8                  (3.6)                 12.1

Other (Income) Expense - Net                  -                     3.0                   0.3                   3.6
Interest Expense and Amortization of
   Deferred Financing Costs (NOTE 2)          4.1                   4.2                   8.0                   8.4
                                           ------                ------                ------                ------
Income (Loss) before Income Taxes            (5.9)                  4.6                 (11.3)                  7.3
Provision (Benefit) for Income Taxes         (2.2)                  1.7                  (4.2)                  2.7
                                           ------                ------                ------                ------
Net Income (Loss)                           $(3.7)                 $2.9                 $(7.1)                 $4.6
                                           ======                ======                ======                ======

Net Income (Loss) Per Share:
     Basic:                                $(0.23)                $0.17                $(0.43)                $0.27
     Diluted:                              $(0.23)                $0.17                $(0.43)                $0.27

Weighted Average Shares Outstanding:
     Basic:                                16,577                16,540                16,566                16,535
     Diluted:                              16,577                16,608                16,566                16,575
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NOTE 1: Shipping and handling costs are recorded as cost of sales. Previously, shipping and handling costs were recorded as a reduction of sales. Prior period amounts have been reclassified to conform to the current period presentation.

NOTE 2: Amortization of deferred financing costs is recorded with interest expense as "Interest and amortization of deferred financing costs." Amortization of deferred financing costs was previously recorded in Other expense. Prior period amounts have been reclassified to conform to the current period presentation.

                                    - more -




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                                   ONEIDA LTD.
                             CONDENSED BALANCE SHEET
                              (Millions of dollars)

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
ASSETS                                               July 26, 2003                             January 25, 2003
------                                               -------------                             ----------------
Cash                                                     $ 4.3                                      $  2.7
Accounts Receivable - Net                                 66.1                                        78.0
Inventory                                                172.1                                       167.5
Other Current Assets                                      10.6                                         9.3
                                                        ------                                      ------
       Total Current Assets                              253.1                                       257.5

Plant and Equipment - Net                                 98.8                                       102.4

Intangibles                                              135.0                                       133.9
Other Assets                                              31.8                                        31.3
                                                        ------                                      ------
       Total Assets                                     $518.7                                      $525.1
                                                        ======                                      ======

LIABILITIES
Accounts Payable & Accrued Liabilities                   $50.5                                       $58.1
Short-Term Debt                                            8.9                                         8.5
Current Portion of Long-Term Debt (NOTE 3)               230.3                                         6.4
                                                        ------                                      ------
       Total Current Liabilities                         289.7                                        73.0

Long-Term Debt (NOTE 3)                                    3.1                                       219.0

Other Liabilities                                        101.3                                       103.7

Shareholders' Equity                                     124.6                                       129.4
                                                        ------                                      ------

       Total Liabilities & Equity                       $518.7                                      $525.1
                                                        ======                                      ======
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NOTE 3: The Company has secured from its lenders a waiver for the second quarter of the Company's financial covenants under the credit agreement. However, more restrictive covenants must be met as of October 26, 2003, and it is probable that the Company will fail to meet these requirements and therefore long-term debt has been classified as current. The Company intends to amend the existing revolving credit agreement or obtain the appropriate waivers.

                          CONDENSED CASH FLOW STATEMENT
                         SIX MONTHS ENDED JULY 2003/2002
                              (Millions of dollars)

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
                                                      Period ended                                Period ended
                                                        July 2003                                   July 2002
                                                        ---------                                   ---------
Net income                                             $ (7.1)                                        $4.6
Add: depreciation & amortization                          8.2                                          8.0
Net working capital charges                              (1.2)                                        (5.2)
Capital expenditures                                     (3.2)                                        (4.0)
Stock sales/(purchases) - net                             0.2                                          0.2
Proceeds/(payments) of debt                               8.3                                        (27.6)
Dividends paid                                           (0.4)                                        (0.7)
Other - net                                              (3.2)                                        16.2
                                                         ----                                        -----
Increase (Decrease) in Cash                              $1.6                                        $(8.5)
                                                         ====                                        =====
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